Exhibit 2.16

WPP plc

27 Farm Street

London W1J 5RJ, England

29 April 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

In 2015 WPP Finance 2013, a subsidiary of the Registrant, issued €600,000,000 0.75% Notes due 2019 (the “0.75% Notes”). The 0.75% Notes are guaranteed by WPP plc, WPP Jubilee Limited and WPP 2005 Limited.

The Registrant hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the 0.75% Notes upon request.

Very truly yours,

WPP plc

By:	/s/ Paul W.G. Richardson
Paul W.G. Richardson
Group Chief Financial Officer